Exhibit 99.1

ACME UNITED CORPORATION              NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

 FOR IMMEDIATE RELEASE   April 20, 2012

ACME UNITED CORPORATION REPORTS RECORD FIRST QUARTER SALES, EARNINGS PER SHARE DOUBLE

FAIRFIELD, CONN. – April 20, 2012 – Acme United Corporation (NYSE AMEX:ACU) today announced that net sales for the quarter ended March 31, 2012 were $16.9 million, compared to $14.4 million in the first quarter of 2011, an increase of 17%. Excluding the acquisition on February 28, 2011 of the Pac Kit Company, comparable sales increased by 9%.

Net sales for the first quarter of 2012 in the U.S. segment increased 19% compared to the same period in 2011 primarily due to increased sales of the Company’s iPoint pencil sharpeners, Clauss professional cutting tools, and branded first aid products. Net sales in Canada in the first quarter of 2012 decreased 11% in U.S. dollars and 9% in local currency compared to the same period in 2011.  The decrease in Canada was primarily the result of the initial order of a new product line in the first quarter of 2011. European sales in the first quarter of 2012 increased 32% in U.S. dollars and 39% in local currency compared to the first quarter in 2011 due to increased sales in the mass market.

Gross margins were 35.2% in the first quarter of 2012 compared to 36.9% in the first quarter of 2011.  The lower gross margin in the first quarter of 2012 was mainly due to customer and product mix.

Net income was $260,000 or $.08 per diluted share for the quarter ended March 31, 2012 compared to $120,000 or $.04 per diluted share for the comparable period last year.

Walter C. Johnsen, Chairman and CEO said, “Acme United continued to build its sales and earnings growth in the first quarter. We are now introducing new Westcott cutting tools, Camillus knives, and first aid products which we believe will provide additional platforms for growth.”  Mr. Johnsen added “with our recently established banking relationship at HSBC we are better positioned for acquisitions and other expansion opportunities.”

The Company’s bank debt less cash on March 31, 2012 was $12.8 million compared to $13.2 million on March 31, 2011. During the 12 month period ended March 31, 2012, Acme paid approximately $800,000 in dividends on its common stock and generated $2.2 million in cash flow from operations.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and first aid products to the school, home, office, hardware and industrial markets.  Its leading brands include Westcott®, Clauss®, Camillus® PhysiciansCare ® and Pac-Kit ®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company’s suppliers and customers (iii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth, and (iv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FIRST QUARTER REPORT 2012
(unaudited)

	Quarter Ended	Quarter Ended
Amounts in 000's except per share data	March 31, 2012	March 31, 2011

Net sales	$16,878	$14,401
Cost of goods sold	10,934	9,093
Gross profit	5,944	5,308
Selling, general, and administrative expenses	5,486	5,125
Income from operations	458	183
Interest expense, net	56	47
Other expense (income), net	42	(24)
Pre-tax income	360	161
Income tax expense	100	41
Net income	$260	$120

Shares outstanding - Basic	3,129	3,075
Shares outstanding - Diluted	3,131	3,105

Earnings per share - basic	$0.08	$0.04
Earnings per share - diluted	0.08	0.04

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
FIRST QUARTER REPORT 2012
(Unaudited)

Amounts in $000's

	March 31, 2012	March 31, 2011
Assets
Current assets:
Cash	$4,078	$5,102
Accounts receivable, net	14,689	12,711
Inventories	23,634	23,354
Prepaid and other current assets	1,926	1,614
Total current assets	44,327	42,780

Property and equipment, net	2,400	2,376
Long term receivable	1,750	1,825
Intangible assets, less amortization	3,264	3,354
Other assets	1,142	1,032
Total assets	$52,885	$51,367

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$3,541	$3,379
Other current liabilities	3,437	2,406
Total current liabilities	6,978	5,785

Long-term debt	16,920	18,345
Other non-current liabilities	1,207	1,523
Total liabilities	25,105	25,653
Total stockholders' equity	27,780	25,714
Total liabilities and stockholders' equity	$52,885	$51,367